EX 23
Form 11-K for 2009
File No. 1-8610
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-162472) pertaining to AT&T Retirement Savings Plan of our report dated June 25, 2010, with respect to the financial statements and schedule of AT&T Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP
Dallas, Texas
June 25, 2010